Exhibit 99.1

CAI International, Inc. Reports Results for the Third Quarter of 2015

SAN FRANCISCO--(BUSINESS WIRE)--October 27, 2015--CAI International, Inc. (CAI) (NYSE:CAI), one of the world’s leading transportation finance and logistics companies, today reported results for the third quarter of 2015.

Highlights

  CAI reported rental revenue for the third quarter of 2015 of $57.5 million, an increase of $2.2 million, or 4%, compared to the third quarter of 2014.
  CAI reported net income attributable to CAI common stockholders for the third quarter of 2015 of $13.0 million, a decrease of $1.7 million, or 12%, compared to net income attributable to CAI common stockholders for the third quarter of 2014, as adjusted for a non-recurring settlement received from a customer1.
  Net income attributable to CAI common stockholders per fully diluted share was $0.62 for the third quarter of 2015, compared to $0.60 for the second quarter of 2015, and $0.69 for the third quarter of 2014, as adjusted for a non-recurring settlement received from a customer1.
  Average utilization during the third quarter of 2015 was 92.0% (on a CEU basis) compared to 93.0% for the third quarter of 2014.
  Rental revenue from CAI’s rail assets was $5.1 million, an increase of 94% compared to the third quarter of 2014, and 36% compared to the second quarter of 2015.
  CAI reported logistics revenue for the third quarter of 2015 of $5.4 million, primarily arising from its acquisition during the quarter of ClearPointt Logistics LLC.
  CAI amended its rail car revolving credit facility to increase its commitment from $250 million to $500 million, lower the interest rate by 25 basis points, expand the equipment types eligible for finance under the facility and extend the term of the facility to October 22, 2020.
  CAI completed its Board approved share repurchase program during the third quarter of 2015, repurchasing one million shares of its outstanding common stock at an average price of $12.14.

Total revenue for the third quarter of 2015 was $66.1 million, compared to $59.2 million for the third quarter of 2014, an increase of 12%. Rental revenue for the third quarter of 2015 was $57.5 million, compared to $55.4 million for the third quarter of 2014. The increase in rental revenue was primarily due to an increase in the average number of owned containers on lease and the growth in our railcar business. Logistics revenue for the third quarter of 2015, primarily arising from our acquisition of ClearPointt Logistics LLC during the quarter, was $5.4 million. Finance lease income for the third quarter of 2015 was $2.3 million, unchanged compared to the third quarter of 2014. Management fee revenue for the third quarter of 2015 was $0.9 million, compared to $1.6 million for the third quarter of 2014, reflecting the decrease in the size of our managed fleet.

Victor Garcia, Chief Executive Officer of CAI commented, “For the quarter we reported net income of $13.0 million, or $0.62 per fully diluted share. Despite the moderate economic environment, rental revenue increased by 4% as compared to the third quarter of 2014 as we continued to expand our overall fleet size, particularly with rail equipment that was delivered over the course of the year. Overall revenues increased by 12% as compared to the third quarter of 2014 as we have begun reporting the results of our logistics business.

“The third quarter has traditionally been when we observe a seasonal increase in demand for containers. However, the seasonal pattern did not materialize and utilization declined slightly during the quarter. We attribute the lack of a seasonal upturn to more moderate international trade growth associated with Asia, and China in particular. According to Clarkson Research, exports from China to Europe and from China to the United States are estimated to be flat and grow 3%, respectively, in 2015. As a result, there has not been a sufficient increase in demand for our customers to need additional equipment to service their needs. Demand for our rail equipment has remained strong and we took delivery of $17 million of equipment during the quarter, which is on lease and contributed to our overall results for the quarter. During the third quarter, our rail business accounted for approximately 9% of our equipment rental revenues. We expect that rail will be a growing part of our business next year as we take delivery and lease equipment we have ordered from manufacturers.

“As we noted last quarter, soft economic conditions in China this year have caused steel prices, and new container prices, to decline, placing pressure on per diem rates and secondary container prices. We expect the weakness in per diem rates and container prices to continue until overall demand for containers increases. We will continue to monitor both demand and trends for new containers and secondary equipment prices in the marketplace. During the quarter, we reported a slight gain on sale of equipment. This included the sale of rail equipment to a financial institution at a gain, and a loss related to equipment lost by a customer that had defaulted earlier this year. These two items contributed $0.6 million to gain on sale of equipment, and $0.2 million to net income in the quarter.”

Mr Garcia added, “This was the first quarter for which we reported results from our logistics business. We purchased ClearPointt Logistics LLC in July and are actively looking at expanding the platform and integrating our existing asset base into its services and customers. This quarter had two months of results and we expect a full quarter’s results in the fourth quarter. Our integration and growth plans remain on track and we are excited about the opportunity that logistics provides to both our rail and container leasing businesses. We will continue to look for other opportunities to expand our overall logistics platform.”

Mr. Garcia continued, “We have just completed the refinancing of our existing $250 million rail car revolving credit facility. We are pleased by the strong support and confidence our lenders have shown to our company and our rail expansion effort. We have increased the commitment available under the facility from $250 million to $500 million, decreased the pricing by 25 basis points to Libor + 150 basis points, increased the number of equipment types eligible for inclusion as security and extended the term to five years from the closing date. We now have sufficient committed capital in place to finance our entire new building program and to continue to make additional commitments to new and used rail equipment.

“During the quarter, we also completed the repurchase of one million shares at an average price of $12.14. During the last 18 months, we have repurchased 2.5 million shares, representing 11% of our outstanding common stock, which we believe benefits our long term shareholders. We will continue to look for opportunities to build long term shareholder value that strengthens our overall business.”

Mr. Garcia concluded, “Although we are working our way through the effects of a moderate demand period in our container business, we are excited by the steady progress we are making in strengthening and diversifying our business. We believe that container demand will improve over time and that the efforts we are making on these other fronts will continue to expand the overall intrinsic value of our company. We are excited about the direction of our efforts and are focused on achieving our strategic business plan.”

1 Refer to the “Reconciliation of GAAP Amounts to Non-GAAP Amounts” and “Use of Non-GAAP Financial Measures” set forth below.

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	September 30,	December 31,
	2015	2014
Assets
Current assets
Cash	$13,626	$27,810
Cash held by variable interest entities	50,542	26,011
Accounts receivable (owned fleet), net of allowance for doubtful accounts of $1,047 and $680 at September 30, 2015 and December 31, 2014, respectively	51,322	49,524
Accounts receivable (managed fleet)	6,165	8,498
Current portion of direct finance leases	20,153	18,150
Prepaid expenses and other current assets	13,728	14,806
Total current assets	155,536	144,799
Restricted cash	7,467	8,232
Rental equipment, net of accumulated depreciation of $330,802 and $274,333 at September 30, 2015 and December 31, 2014, respectively	1,740,878	1,564,777
Net investment in direct finance leases	83,180	76,814
Goodwill	2,905	-
Intangible assets, net of accumulated amortization of $4,853 and $4,817 at September 30, 2015 and December 31, 2014, respectively	1,298	273
Furniture, fixtures and equipment, net of accumulated depreciation of $2,692 and $2,019 at September 30, 2015 and December 31, 2014, respectively	754	945
Total assets	$1,992,018	$1,795,840

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$11,406	$8,414
Accrued expenses and other current liabilities	8,335	9,029
Due to container investors	7,615	12,984
Unearned revenue	9,404	7,172
Current portion of debt	133,809	203,199
Current portion of capital lease obligations	32	1,015
Rental equipment payable	21,750	7,381
Total current liabilities	192,351	249,194
Debt	1,280,112	1,058,754
Deferred income tax liability	43,877	43,419
Capital lease obligations	-	1,568
Total liabilities	1,516,340	1,352,935

Stockholders' equity
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 20,222,243 and 20,788,277 shares at September 30, 2015 and December 31, 2014, respectively	2	2
Additional paid-in capital	149,888	154,894
Accumulated other comprehensive loss	(7,414)	(5,677)
Retained earnings	332,317	292,897
Total CAI stockholders' equity	474,793	442,116
Non-controlling interest	885	789
Total stockholders' equity	475,678	442,905
Total liabilities and stockholders' equity	$1,992,018	$1,795,840

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenue
Rental revenue	$57,542	$55,380	$169,091	$157,557
Logistics revenue	5,406	-	5,474	-
Finance lease income	2,256	2,262	6,953	6,541
Management fee revenue	913	1,561	2,457	4,681
Total revenue	66,117	59,203	183,975	168,779

Operating expenses
Depreciation of rental equipment	22,655	19,888	65,907	57,607
Storage, handling and other expenses	8,148	6,532	21,837	19,322
Logistics cost of sales	4,818	-	4,888	-
Gain on sale of used rental equipment	(72)	(1,237)	(237)	(4,561)
Marketing, general and administrative expenses	7,284	6,676	21,383	19,779
Amortization of intangible assets	28	95	157	293
Loss on foreign exchange	2	70	61	387
Total operating expenses	42,863	32,024	113,996	92,827

Operating income	23,254	27,179	69,979	75,952

Interest expense	8,968	9,265	26,797	26,943
Interest income	(1)	(1)	(5)	(6)
Net interest expense	8,967	9,264	26,792	26,937

Net income before income taxes and non-controlling interest	14,287	17,915	43,187	49,015
Income tax expense	1,272	1,482	3,671	4,857

Net income	13,015	16,433	39,516	44,158
Net income attributable to non-controlling interest	(26)	(38)	(96)	(46)
Net income attributable to CAI common stockholders	$12,989	$16,395	$39,420	$44,112

Net income per share attributable to CAI common stockholders
Basic	$0.62	$0.78	$1.88	$2.08
Diluted	$0.62	$0.77	$1.86	$2.04

Weighted average shares outstanding
Basic	20,920	20,936	20,973	21,193
Diluted	21,059	21,329	21,236	21,622

CAI International, Inc.
Consolidated Statements of Cash Flows
(In thousands, except per share data)
(UNAUDITED)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities
Net income	$39,516	$44,158
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	66,228	57,972
Amortization of debt issuance costs	1,983	2,236
Amortization of intangible assets	157	293
Stock-based compensation expense	1,436	1,364
Loss on foreign exchange	185	114
Gain on sale of used rental equipment	(237)	(4,561)
Deferred income taxes	458	373
Bad debt expense	326	47
Changes in other operating assets and liabilities:
Accounts receivable	2,692	(3,723)
Prepaid expenses and other assets	822	4,399
Accounts payable, accrued expenses and other current liabilities	(594)	1,779
Due to container investors	(5,369)	(1,000)
Unearned revenue	2,263	1,383
Net cash provided by operating activities	109,866	104,834
Cash flows from investing activities
Purchase of rental equipment	(304,588)	(226,118)
Acquisition of ClearPointt Logistics LLC	(4,100)	-
Net proceeds from disposition of used rental equipment	51,188	43,014
Purchase of furniture, fixtures and equipment	(73)	(31)
Receipt of principal payments from direct financing leases	16,071	11,602
Net cash used in investing activities	(241,502)	(171,533)
Cash flows from financing activities
Proceeds from debt	450,731	316,853
Principal payments on debt	(301,234)	(212,783)
Debt issuance costs	(1,662)	(1,546)
Decrease in restricted cash	765	510
Repurchase of stock	(12,158)	(31,390)
Exercise of stock options	4,744	28
Excess tax benefit from share-based compensation awards	1,006	-
Net cash provided by financing activities	142,192	71,672
Effect on cash of foreign currency translation	(209)	(264)
Net increase in cash	10,347	4,709
Cash at beginning of the period	53,821	45,741
Cash at end of the period	$64,168	$50,450

CAI International, Inc.
Fleet Data
(UNAUDITED)

			As of September 30,
			2015	2014

Owned container fleet in TEUs			981,783	935,365
Managed container fleet in TEUs			206,957	252,530
Total container fleet in TEUs			1,188,740	1,187,895

Owned container fleet in CEUs			1,026,395	975,745
Managed container fleet in CEUs			185,875	231,516
Total container fleet in CEUs			1,212,270	1,207,261

Owned railcar fleet in units			3,955	2,051

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Average Utilization
Container Fleet Utilization in TEUs	91.3%	92.4%	92.3%	90.9%
Container Fleet Utilization in CEUs	92.0%	93.0%	92.9%	91.7%

			As of September 30,
			2015	2014
Period Ending Utilization
Container Fleet Utilization in TEUs			90.7%	93.7%
Container Fleet Utilization in CEUs			91.2%	94.1%

Utilization is computed by dividing total units on lease, in CEUs (cost equivalent units) or TEUs (twenty foot equivalent units), by the total units in our fleet, in CEUs or TEUs, excluding new units not yet leased and off-hire units designated for sale.

CEU is a ratio used to convert the actual number of containers in our fleet to a figure based on the relative purchase prices of our various equipment types to that of a standard 20 foot dry van container. For example, the CEU ratio for a standard 40 foot dry van container is 1.6, and a 40 foot high cube container is 1.7.

Reconciliation of GAAP Amounts to Non-GAAP Amounts
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net income attributable to CAI common stockholders	$12,989	$16,395	$39,420	$44,112
Non-recurring net settlement received from customer	-	(1,856)	-	(1,856)
Tax effect of non-recurring net settlement received from customer	-	184	-	184
Non-recurring tax charge	-	-	-	626
Non-recurring container management charge	-	-	828	-
Tax effect of non-recurring management charge	-	-	(298)	-
Adjusted net income attributable to CAI common stockholders	$12,989	$14,723	$39,950	$43,066

Diluted net income per share attributable to CAI common stockholders	$0.62	$0.77	$1.86	$2.04
Diluted adjusted net income per share attributable to CAI common stockholders	$0.62	$0.69	$1.88	$1.99

Weighted average number of common shares used to calculate (in thousands)
Diluted net income per share and diluted adjusted net income per share attributable to CAI common stockholders	21,059	21,329	21,236	21,622

Conference Call

A conference call to discuss the financial results for the third quarter of 2015 will be held on Tuesday, October 27, 2015 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.capps.com, by selecting “Q3 2015 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, and includes net income and earnings per share adjusted to reflect the impact of a non-recurring net settlement received from a customer and related tax effects, a non-recurring container management charge and related tax effects, and a non-recurring tax charge. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided a reconciliation to the corresponding GAAP financial measures for comparative purposes.

About CAI International, Inc.

CAI is one of the world’s leading transportation finance and logistics companies. As of September 30, 2015, CAI operated a worldwide fleet of approximately 1,212,000 CEUs of containers through 16 offices located in 13 countries including the United States. As of September 30, 2015, CAI also owned a fleet of 3,955 railcars, which it leases within North America.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of CAI, including but not limited to, the statements regarding management's business outlook on the container leasing business, management's outlook for growth of CAI’s railcar leasing investments and the outlook, benefits and synergies expected from the acquisition of ClearPointt Logistics LLC. These statements and others herein are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, expected growth of international trade, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, the ability of CAI to convert letters of intent with its customers to binding contracts, potential to sell CAI’s securities to the public and others.

CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com